UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 17, 2009

Date of earliest event reported

NetSuite Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-33870	94-3310471
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2955 Campus Drive, Suite 100, San Mateo, California 94403-2511

(Address of Principal Executive Offices)

(650) 627-1000

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2009, NetSuite Inc. (the “Company”) issued a press release announcing the appointment on June 17, 2009 of Ed Zander to its board of directors (the “Board”) as a Class III director effective immediately. Mr. Zander will serve as a member of the Company’s Compensation Committee upon his appointment to the Board. Mr. Zander has also been appointed to replace Kevin Thompson as a member of the Company’s Nominating and Governance Committee effective July 1, 2009. Mr. Thompson will remain a member of the Board and will continue to serve as a member and chairperson of the Company’s Audit Committee and as a member of the Company’s Compensation Committee.

Mr. Zander was the chairman of the board and chief executive officer of Motorola Inc., a global communications company, from January 2004 until January 2008. Mr. Zander serves on the board of directors of Netezza Corporation., a data warehouse appliance company, and Seagate Technology, a designer and manufacturer of hard disk drives. Mr. Zander received a BS from Rensselaer Polytechnic Institute and a master’s degree in business administration as well as an honorary Ph.D. from Boston University.

As a new non-employee director, Mr. Zander received an option to purchase 30,000 shares of the Company’s Common Stock on his first date of service as a director. A copy of the press release announcing Mr. Zander’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press release of NetSuite Inc. issued June 23, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2009

NETSUITE INC.

By:	/s/ DOUGLAS P. SOLOMON
Douglas P. Solomon SVP, General Counsel and Secretary